UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 31, 2014, the United States District Court for the Western District of Pennsylvania (the “Court”) issued its judgment on the remaining motions in a lawsuit brought by Carnegie Mellon University (“CMU”) against Marvell Technology Group Ltd. (“Marvell”) and Marvell Semiconductor, Inc. (“MSI”), Marvell’s U.S. operating subsidiary. The Court rejected CMU’s motion for an injunction which would block Marvell from selling chips that the jury found to be infringing. The Court also rejected CMU’s demand for approximately $326 million in pre-judgment interest, and substantially scaled back CMU’s request for enhanced damages. Based on these decisions, the Court calculated the damages, including enhancement, to total approximately $1.54 billion. The Court held that under its decision, CMU is entitled to post judgment interest and an on-going royalty.

Under the schedule set by the Court, the parties now have until April 15, 2014 to propose terms of a final judgment, consistent with the Court’s orders. Once final judgment is entered, Marvell intends to immediately appeal to the Federal Circuit Court of Appeals.

On April 1, 2014, Marvell issued a press release related to the foregoing. Please see Exhibit 99.1 furnished with this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated April 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2014

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Michael Rashkin
Michael Rashkin
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 1, 2014